                                      13G


                                    EXHIBIT


CIGNA Corporation ("CIGNA")is filing this Schedule 13G as the ultimate parent company of the following wholly-owned corporate subsidiaries and of the general partner of the following limited partnership. CIGNA may be deemed to have shared voting power and shared dispositive power with respect to the shares of Common Stock beneficially owned by such entities:

                                                        Nature of
         Identity                                  Beneficial Ownership
Connecticut General Life                           Direct owner of 784,584 shares
Insurance Company ("CG")                           Indirect owner of 7,136 shares*


CIGNA Property and Casualty                        Direct owner of 799,949
Insurance Company ("CPC")                          shares


CIGNA Funding Limited                              Beneficial owner of 1,500,707
Partnership ("Funding")                            shares owned by Morgan Stanley
                                                   Leveraged Mezzanine Fund, L.P.
                                                   ("Partnership"), of which
                                                   Funding is a general partner.




784,584 shares beneficially owned by CIGNA as the parent of CG, 784,583 of the shares beneficially owned by CIGNA as the parent of CPC, and all of the shares beneficially owned by CIGNA as the parent of Funding (totalling 3,069,874 shares) may be deemed to be held as a member of a group which includes the Partnership and Morgan Stanley Group Inc. ("Morgan Stanley"), as the ultimate parent company of Morgan Stanley Leveraged Capital Fund, Inc., the other general partner of the Partnership. This group has previously filed a Schedule 13G which reports ownership of these shares and, to CIGNA's knowledge, such ownership has not changed as of December 31, 1993. Except for the 1,500,707 shares which are owned by the Partnership, CIGNA has no information regarding Morgan Stanley's beneficial ownership of shares of Common Stock.


*As owner of units of the Wells Fargo Institutional Trust Company Extended Equity Market Fund. CIGNA disclaims beneficial ownership of these shares.

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